SADLERGIBB
CERTIFIED PUBLIC ACCOUNTANTS

FORM OF CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference into the registration statement on Form S-8 (File No. 333-225963) of our report dated May 14, 2020, relating to the consolidated balance sheets of Liberated Syndication Inc. and subsidiaries as of December 31, 2019 and 2018 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2019 and the related notes. We also consent to the reference to us under the heading "Experts".

Sadler Gibb & Assoc.

We have served as the Company's auditor since 2018.

Salt Lake City, UT
May 14, 2020